Exhibit 5.1

New York, New York: 18 East 41 st Street • 19 th Floor • New York 10017

Montgomery, Alabama:   300 Water Street • Montgomery, AL •   36104

Boca Raton, Florida: 1200 N. Federal Hwy. • Suite 200 • Boca Raton, FL • 33432

April 3, 2011

VIA ELECTRONIC TRANSMISSION

Securities and Exchange Commission

100 F Street, N.E.

Washington, DC 20549

Re: Blue Sphere Corporation Form S-1 Registration Statement

Ladies and Gentlemen:

We refer to the above-captioned registration statement on Form S-1 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), filed by Blue Sphere Corporation, a Nevada corporation (the “Company”), with the Securities and Exchange Commission.

We have examined the originals, photocopies, certified copies or other evidence of such records of the Company, certificates of officers of the Company and public officials, and other documents as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as certified copies or photocopies and the authenticity of the originals of such latter documents.

Based on our examination mentioned above, we are of the opinion that the securities being sold pursuant to the Registration Statement, consisting of (i) 2,545,055 previously issued shares of common stock (the “Initial Centurion Shares”) Outstanding Shares”), (ii) 10,267,445 shares of common stock issuable pursuant to the investment agreement, dated August 17, 2011, between the Company and Centurion Private Equity, LLC (the “Put Shares”), and (iii) 2,800,000 previously issued shares of common stock (together with the Initial Centurion Shares, the “Outstanding Shares”) pursuant to the Senior Secured Promissory Note, dated February 21, 2012, between the Company and Jean-Marc Karouby are duly authorized and (a) with respect to the Outstanding Shares, legally and validly issued, fully paid and non-assessable, and (b) with respect to the Put Shares, will be, when issued in the manner described in the Registration Statement, legally and validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under “Legal Matters” in the related Prospectus. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission.

Very truly yours,

/s/ JS Barkats PLLC